Exhibit 17.1

RESIGNATION LETTER

Date: December 25, 2013

To: Mr. Wang Zhuangyi, Chairman and CEO

Members, the Board of Directors

QKL Stores Inc. (the “Company”)

Dear Mr. Wang and Fellow Members,

I hereby resign as a director of the Company with effect from January 1, 2014 due to personal reason.

Thanks a lot for the privilege of working alongside such a committed and dedicated group of people. Wish the Company and you all the best for the future.

Happy Holidays!

Very truly yours,

/s/Chaoying Li

Chaoying Li